Agreement for Acquisition of "GOFUN" Companies.

Tree Top Industries, Inc., hereafter referred to as "TTII" a U.S. publicly traded company, and Gofun Group, Ltd., a BVI Corporation hereinafter referred to as "Gofun".

A - GoFun:

1 - GoFun will provide a detailed business plan within the next sixty (60) days from date of this Agreement.

2 - GoFun will provide, through their independent CPA, financial documentation inclusive of annual Income and Expense, Balance Sheet and other pertinent financial data for the immediate two preceding calendar years (2014 and 2015). Presentation to be made to TTI in Hong Kong within thirty (30) days.

3 - GoFun will work with TTI, to establish a reasonable time schedule to tour/visit properties outside of Hong Kong which include office, operations and vendors.

4 - GoFun will assist in obtaining and/or providing all governmental approvals as required by the transaction.

5 - GoFun management will remain fully responsible for all Hong Kong and affiliated Operations until such other agreement is made in writing.

6 - GoFun will received three (3) Board seats in TTI subsidiary which receives the assets of this acquisition.

7 - GoFun will receive two (2) Board seats on the TTI parent Board as and when the first assets are acquired by TTI subsidiary.

8 - GoFun will receive restricted common shares of stock or preferred stock of the subsidiary and/or the parent TTI in payment for the acquired assets, subject to further discussion.

9 - GoFun and TTI shall each have its accountants, attorneys or other personnel appropriate in its judgment, value the assets of the acquisition. It being the understanding of the parties to this agreement that regardless of valuation issues, TTI will remain with a minimum of 20% non-dilutive interest in the subsidiary after spin-out, or of the parent after spin-out of all subsidiaries.

10 - GoFun and TTI agree that it is the intent of each not to create or cause a reverse-merger, the effect of which would require futher negotiation before allowing or agreeing to same.

11 - GoFun acknowledges it has full knowledge of recent filings by TTI most recent and historical and has read and understands the implications or effects thereof.

12 - GoFun acknowledges that the timing of the acquisition(s) is of importance to both parties and will do its part to facilitate timely preparation of documentations, management coordination, etc.

13 - GoFun acknowledges that it is fully cognizant of the Company's filings to date.

B - TTI

1 - Tree Top will create a wholly-owned subsidiary for the planned acquisitions, with a capitalization structure of approximately: 350,000,000 authorized common shares at $0.001 par value, and 50,000 shares of preferred stock with a $0.001 par value.

2 - Tree Top management will assist GoFun in its preparation of the Business Plan to be presented to TTI Board of Directors.

3 - Tree Top will continue to be responsible for all administrative management of the company.

4 - TTI Accounting and Auditing will be provide technical consulting to GoFun's external CPA in his accounting and other financial report preparation, such that the data will be acceptable to US SEC reporting requirements.

5 - TTI will elect two (2) GoFun Directors to parent Board at the time of initial acquisition,

6 - TTI will cause three (3) GoFun representatives to be elected to Board of the Subsidiary.

7 - TTI management will add GoFun Business Plan presentation to the Agenda of the Board meeting after Agreement on the plan between the parties has been accomplished.

8 - TTI shall Acquire Assents of GoFun Company a/o Group by issuance of common stock of TTI, a/o preferred convertible shares, or Notes Payable, not to exceed GoFun receiving 80% shares of the parent or subsidiary subject to the valuation agreement by both parties.

9 - Capital raise, Development/demo project and Valuation process should allow for TTI to apply for listing on "Amex" within 12 months, or as soon thereafter as the Company, TTI and GoFun, meet all requirements.

10 - TTI will make available its currency for Capital Raise subject to Agreement.

11 - TTI will make available any credit facility which it has or obtains, with an upper limit not to exceed 80% of said facility, and subject to reasonable terms determined by the Board of TTI.

12 - This contract and any disputes hereunder shall be governed by the laws of the State of New York, excluding any principles of conflicts of laws. The exclusive forum for any hereunder shall be the state and federal courts in the City of New York, State of New York.

13 - This contracts is not voidable, shall not be cancellable due to any inconsistency herein. The parties to this agreement acknowledge and agree to restate any voidable paragraph, such that the presence of such inconsistent or voidable paragraph does not void or make this contract voidable. Subject to modification due to regulatory governmental or other matter not foreseen by the parties at execution.

Agreed and Consented to this 18 day April 2016.

David Reichman	Sam Tam
/s/ David Reichman	/s/ Sam Tam

Tree Top Industries, Inc	Elaine Cheng

By: /s/ David Reichman	/s/ Elaine Cheng
David Reichman, Chair & CEO

GOFUN Group Limited
/s/Sam Tam
By: /s/ GOFUN Group Limited

WITNESSETH: /s/ Joseph Fong	/s/ Joseph Fong
Joseph Fong	Joseph Fong